Exhibit 99.1

For More Information Contact:

Media	Investors
Ingram Micro Inc.	Ingram Micro Inc.
Jim Trainor (714) 382-2378	Ria Marie Carlson (714) 382-4400
jim.trainor@ingrammicro.com	ria.carlson@ingrammicro.com

Rekha Parthasarathy (714) 382-1319	Kay Leyba (714) 382-4175
rekha@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS FIRST QUARTER 2007 RESULTS

Sales hit a first-quarter record
Asia-Pacific achieves record sales and operating income

SANTA ANA, Calif., April 26, 2007 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the first quarter of 2007 (ended March 31, 2007).

Worldwide sales for the quarter were $8.25 billion, a 9 percent increase from $7.60 billion in the prior-year period. The translation impact of the relatively stronger European currencies had an approximate 3 percentage-point positive effect on comparisons to the prior year.

Net income for the first quarter was $37.0 million, or $0.21 per diluted share which is at the high end of the company’s earnings guidance issued on March 1, 2007. As previously announced, a first-quarter charge of $33.8 million, or $0.19 per diluted share, was recorded to cost of sales for commercial taxes on software imports in Brazil, reflecting tax legislation enacted on February 28, 2007. In addition, the first quarter included a benefit of approximately $0.02 per diluted share from the favorable resolution of a U.S. tax audit. First-quarter net income in the year ago period was $61.7 million, or $0.36 per diluted share.

“The technology markets in all our regions are generally solid, driving another first quarter sales record,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “We are also especially pleased with the performances of North America and Asia-Pacific, where operating income grew at more than twice the rate of sales, reflecting our successful efforts toward diversification into adjacencies and geographies. The Brazilian tax charge and our efforts to gain share in Germany dampened income in the other two regions, but we believe these markets will generate more fruitful results in the months ahead.”

Additional First Quarter Highlights
For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

2-2-2 Ingram Micro Reports First Quarter 2007 Results

Regional Sales:

o	North American sales were $3.28 billion (40 percent of total revenues), an increase of 2 percent versus the $3.21 billion posted a year ago.

o
European sales were $3.05 billion (37 percent of total revenues) versus $2.70 billion in the year-ago period. Sales in U.S. dollars were up 13 percent over the prior-year period. The translation impact of the relatively stronger European currencies had an approximate 10 percentage-point positive impact on comparisons to the prior year.

o	Asia-Pacific sales were $1.57 billion (19 percent of total revenues) versus $1.33 billion in the prior-year period - an increase of 18 percent.

o	Latin American sales were $346 million (4 percent of total revenues), a decrease of 3 percent compared to the $357 million posted a year ago.

Gross margin
The charge related to Brazilian commercial taxes adversely affected the gross margin by approximately 41 basis points, resulting in a gross margin of 4.96 percent versus 5.34 percent in the year-ago quarter. The negative impact was partially mitigated by general enhancements in the gross margin in certain regions over the prior year.

Operating expenses
Total operating expenses were $335.1 million or 4.06 percent of revenues versus $306.6 million or 4.04 percent of revenues in the year-ago quarter. The percentage-of-sales increase is largely attributable to increased European costs associated with the previously disclosed warehouse management system upgrade in Germany.

Operating income
Worldwide operating income was $73.7 million or 0.89 percent of revenues, which includes the Brazilian tax charge of approximately $33.8 million or 41 basis points. In the year-ago quarter, operating income was $98.9 million or 1.30 percent of revenues.

o
North American operating income was $57.0 million or 1.74 percent of revenues, an increase of 10 percent or 12 basis points versus the $51.9 million or 1.62 percent of revenues in the year-ago quarter.

o
European operating income was $35.0 million or 1.15 percent of revenues versus $34.5 million or 1.28 percent of revenues in the year-ago quarter. The additional operating expenses related to improving service levels and regaining market share that suffered from the transition to the upgraded

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warehouse management system in Germany had a negative impact on European operating income compared to the prior year.

o	Asia-Pacific operating income increased 45 percent to $19.7 million, or 1.25 percent of revenues, compared to $13.5 million or 1.02 percent of revenues in the previous-year period.

o
Latin America recorded an operating loss of $28.4 million or 8.20 percent of revenues due to the previously mentioned $33.8 million commercial tax charge in Brazil, which was approximately 9.76 percent of revenues. In the year ago quarter, operating income was $7.0 million or 1.95 percent of revenues.

o
Stock-based compensation expense, which amounted to $9.6 million in the current quarter and $8.0 million in the prior year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods. As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

▪
Other income and expense for the quarter was $15.4 million versus $13.2 million in the year-ago period, primarily driven by higher market interest rates and additional working capital needs associated with the higher volume of business.

▪
The effective tax rate for the quarter was 36.6 percent, which was negatively impacted by the $33.8 million Brazilian commercial tax charge, for which the company did not recognize an income tax benefit. This was partially offset by the positive impact resulting from the company’s reversal of certain income tax reserves following the favorable resolution of a U.S. tax audit. The effective rate in the prior year period was 28 percent.

▪	Total depreciation and amortization was $15.2 million.

▪	Capital expenditures were approximately $16.4 million.

Balance Sheet
▪
The cash balance at the end of the quarter was $300 million, a decrease of $33 million from the year-end balance. Total debt was $607 million, an increase of $97 million from year-end. Debt-to-capitalization was 17 percent versus 15 percent at the year-end.

▪	Inventory was $2.50 billion or 29 days on hand compared to $2.68 billion or 29 days on hand at the end of the year.

▪
Working capital days were 26, an increase of four days from year-end primarily due to higher receivable days resulting from slight changes to the company’s revenue mix, particularly greater sales into the retail sector, as well as the timing of customer payments.

4-4-4 Ingram Micro Reports First Quarter 2007 Results

“There were bright spots in every region,” said William D. Humes, executive vice president and chief financial officer. “Nearly every country in Europe generated year-over-year growth. In Germany, the operational complications with the upgraded warehouse management system are largely behind us, and we’re concentrating on recapturing sales. In Asia Pacific, we continue to take advantage of the growing markets and process improvements to hit record sales and operating income levels. North America is leveraging its efficient infrastructure and higher-margin specialty units to deliver strong operating income. While changes in Brazilian tax law caused us to record a charge for taxes on past software sales, the same legislation could result in greater opportunities for software sales in the future.”

Outlook for the Second Quarter
The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the second quarter ending June 30, 2007:

•	Sales are expected to range from $8.00 billion to $8.25 billion.

•	Net income is expected to range from $59 million to $65 million, or $0.34 to $0.37 per diluted share.

•	The weighted average shares outstanding is expected to be approximately 176 million and an effective tax rate of 28 percent is estimated for the second quarter and subsequent quarters of 2007.

“Our second-quarter guidance reflects good year-over-year sales growth of 8 to 12 percent, with demand generally stable in all regions,” said Spierkel. “The modest sequential sales decline is in line with normal historical trends, as the second and third quarters are seasonally softer. In the second quarter, we are poised to move beyond the one-time challenges we’ve faced in Germany and Brazil, and are excited by the opportunities and growth we see throughout the Asia Pacific region, through our expanded reach into South Africa, and in our growing specialty businesses -- including consumer electronics, managed services, and the network security distribution and training company we recently acquired in North America.”

Conference Call and Webcast
Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations

5-5-5 Ingram Micro Reports First Quarter 2007 Results

section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 30, 2006; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

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About Ingram Micro Inc.
As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia. Visit www.ingrammicro.com.

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© 2007 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	March 31,	December 30,
	2007	2006

ASSETS
Current assets:
Cash	$300,473	$333,339
Trade accounts receivable, net	3,443,111	3,316,723
Inventories	2,496,213	2,682,558
Other current assets	452,665	413,453

Total current assets	6,692,462	6,746,073

Property and equipment, net	176,596	171,435
Goodwill	665,077	643,714
Other	123,939	143,085

Total assets	$7,658,074	$7,704,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,504,847	$3,788,605
Accrued expenses	500,314	440,383
Current maturities of long-term debt	143,477	238,793

Total current liabilities	4,148,638	4,467,781

Long-term debt, less current maturities	463,784	270,714
Other liabilities	59,553	45,337

Total liabilities	4,671,975	4,783,832

Stockholders' equity	2,986,099	2,920,475

Total liabilities and stockholders' equity	$7,658,074	$7,704,307

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	March 31, 2007	April 1, 2006

Net sales	$8,245,704	$7,598,845

Costs of sales	7,836,932	7,193,301
Gross profit	408,772	405,544

Operating expenses:
Selling, general and administrative	335,742	307,151
Reorganization credits	(684)	(524)
	335,058	306,627

Income from operations	73,714	98,917

Interest and other	15,395	13,193

Income before income taxes	58,319	85,724

Provision for income taxes	21,339	24,003

Net income	$36,980	$61,721

Diluted earnings per share:
Net income	$0.21	$0.36

Diluted weighted average
shares outstanding	175,074,739	169,277,586

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended March 31, 2007
		Operating	Operating
	Net Sales	Income (Loss)	Margin (Loss)

North America	$3,283,438	$57,014	1.74%
Europe	3,047,297	34,954	1.15%
Asia-Pacific	1,569,165	19,689	1.25%
Latin America	345,804	(28,359)	(8.20%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(9,584)	-

Consolidated Total	$8,245,704	$73,714	0.89%

	Thirteen Weeks Ended April 1, 2006

		Operating	Operating
	Net Sales	Income	Margin

North America	$3,206,595	$51,859	1.62%
Europe	2,702,627	34,521	1.28%
Asia-Pacific	1,332,832	13,533	1.02%
Latin America	356,791	6,957	1.95%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(7,953)	-

Consolidated Total	$7,598,845	$98,917	1.30%